Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into March 24, 2020 effective April 1, 2020, (the “Effective Date”) between AMMO, Inc., a Delaware corporation (the “Company”), and Fred W. Wagenhals (“Employee”) . Company and Employee are sometimes referred to individually as “Party” and collectively as “Parties”.

RECITALS

A. The Company is a public company and its securities are quoted in the over-the-counter market under the ticker symbol “POWW”; and

B. The Employee has experience in running public and private companies and the Company desires to hire Employee to serve as its Chief Executive Officer.

C. The Company and Employee desire to embody the terms and conditions of Employee’s employment in a written agreement, which will supersede all prior agreements of employment, whether written or oral, between the Company and Employee, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

EMPLOYMENT DUTIES AND TERM

Section 1.1 Employment.

(a) The Company shall employ Employee as its Chief Executive Officer. In this capacity, Employee shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company at such locations as the Company’s officers or Employee’s supervisor shall from time to time require; provided Employee shall not be required to relocate unless both Parties agree.

(b) Employee shall not, during the term of Employee’s employment hereunder, be engaged in any other activities if such activities materially interfere with Employee’s duties and responsibilities for the Company.

(c) Employee shall perform the following duties: See Exhibit “A” for list of duties

Section 1.2 Term. The term of this Agreement shall commence on the date first written above and shall continue, unless sooner terminated, until three (3) years following the Execution Date (the “Initial Term”); provided the Parties may mutually elect to terminate this Agreement at any time upon ninety (90) day written notice. Either Party shall have the right to extend this Agreement for up to three (3) additional one (1) year terms (the “Additional Terms,” and collectively with the Initial Term, the “Term”).

ARTICLE II.

COMPENSATION

Section 2.1 Compensation. During the Term of Employment, Company shall pay and Employee shall receive the following compensation:

(a) Salary. The Company shall pay Employee Two Hundred and Forty Thousand Dollars ($240,000.00) per year during the Term paid in accordance with Company’s normal payroll practices (“Salary”).

(b) Stock Compensation. Employee shall earn an aggregate 150,000 shares during the Initial Term, or 50,000 shares of restricted stock in the Company (the “Shares”) per year, which shall be earned and issued on a quarterly basis as is set forth on Exhibit “B” (the Restricted Shares Compensation”). Exhibit C sets forth the stock restrictions of the Shares (the “Share Restrictions”). (the “Shares Delivery Date”). Company and Employee agree that Employee may file a Section 83(b) election with the Internal Revenue Service in a form to be agreed to prior to the Commencement of Employment (the “Shares Grant Date”) and which shall be filed by Employee within thirty (30) days of the Shares Grant Date.

(i) The Restricted Share Compensation issued pursuant to this Section 2.1, in each case shall not be subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar event. The amounts granted herein are intended to remain unchanged by such events unless expressly agreed upon by Employee and Company.

(c) Performance Bonus. In addition, during the Term Employee shall receive a quarterly bonus equal to .25% of the gross sales made by the Company, payable in arrears in cash (“Bonus”). The first quarter in which the Bonus shall be payable is March 31, 2020. The Bonus shall be calculated at the close of each respective fiscal quarter end and shall payable as soon as practicable thereafter.

Section 2.2 Participation in Employee Benefit Plans; Incentive Programs. Employee shall be entitled to participate in any employee benefit plans, the Company may establish or adopt for the benefit of employees of the Company. During the Term the Company shall provide Employee with health and medical insurance benefits with 100% of monthly premiums paid for by Company for the Employee and his/her immediate family.

Section 2.3 Time Off. Employee shall be entitled to 4 weeks of paid time off per year, whether because of sickness, vacation or to service Employee’s outside business interest as Employee shall determine (“Time Off”). The timing of vacations shall be scheduled in a manner reasonably acceptable to the Company. Accrued but unused Time Off shall roll over to the next fiscal year and shall not be ‘use it or lose it’ Time Off.

Section 2.4 Expenses. The Company shall reimburse Employee’s reasonable and actual out-of-pocket expenses incurred by Employee which are approved in advance by the Company in the performance of his duties and responsibilities under this Agreement.

ARTICLE III.

TERMINATION OF EMPLOYMENT

Section 3.1 Death & Disability of Employee. In the event of the Employee’s death during the Term of Employment, this Agreement shall terminate immediately. If, during the Term, the Employee shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate the Employee’s employment. Section 22(e)(3) provides, in relevant part: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” In the event the Employee is terminated due to death or Disability, the Employee (or his estate in the event of his death) shall be receive (i) all of Employee’s unpaid Salary and a severance benefit of three (3) months pay, (ii) all Restricted Share Compensation, including the unvested portion, (iii) all reimbursable expenses and benefits owing to Employee through the date of Employee’s death together with any benefits payable under any life insurance program in which Employee is a participant, if applicable, and (iv) Employee’s estate shall be entitled to pro-rata share of the Bonus at the end the respective fiscal year.

Section 3.2 Termination With Cause By Company. The Company may terminate this Agreement at any time during the Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following, without limitation:

(a) Willful misconduct or willful failure by the Employee to perform his responsibilities to the Company or

(b) The conviction for any major felony involving moral turpitude that reflects adversely upon the standing of the Company in the community.

Section 3.3 Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Term without “Cause” upon 30 days written notice to Employee.

Section 3.4 Termination By Employee for Good Reason. Employee may terminate this Agreement at any time by providing the Company 30 days’ written notice, with or without “Good Reason.” For purposes hereof, the term “Good Reason” shall exist upon (i) a material diminution in the Employees’ Salary; (ii) a material diminution in the Employee’s authority, duties or responsibilities; (iii) a material change in geographic location at which the Employee performs services; or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (i) the Employee reasonably determines in good faith that Good Reason exists, (ii) the Employee notifies the Company or the acquiring or succeeding corporation (if applicable) in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Employee cooperates in good faith with the Company’s (or the acquiring or succeeding corporations, if applicable) efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist and (v) the Employee terminates his employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company or the acquiring or succeeding corporation successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. In the event the Employee terminates employment under this Agreement for Good Reason, the Employee shall be eligible to receive the severance benefits set forth in Section 3.2 (e).

Section 3.5 Termination by the Employee without Good Reason. The Employee may terminate the Employee’s employment with the Company without Good Reason at any time subject to the Employee’s provision of thirty (30) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay the Employee an amount equal to the Salary that would otherwise have been payable to the Employee had the Employee remained employed for the duration of the Applicable Notice Period. In such instance, the Employee’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and the Employee will be paid an amount equal to the base Salary the Employee would have received had the Employee remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period.

Section 3.6 Compensation upon Termination.

(a) In the event that the Company terminates the Employee’s employment hereunder due to a Termination for Cause or the Employee voluntarily terminates employment with the Company without Good Reason, the Employee shall be entitled to accrued but unpaid Salary, Restricted Shares Compensation which have vested, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated.

(b) In the event that the Company terminates the Employee’s employment hereunder due to a Termination without Cause, Employee shall be entitled to compensation, including base Salary, the aggregate Restricted Shares Compensation set forth in Section 2.1 (b), the Bonus, and insurance benefits for a period of 12 months from the effective date of termination (the “Severance Period”). The Employee’s reimbursable expenses shall be paid within 15 days of Termination. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement.

(c) The salary and fringe benefits to be paid are referred to herein as the “Termination Compensation.” Employee shall not be entitled to any Termination Compensation unless, Employee complies with all surviving provisions of any confidentiality agreement that Employee may have signed.

(d) If Employee terminates this Agreement by providing appropriate notice, the Company, at its election, Company may (i) require Employee to continue to perform duties hereunder for the full notice period, or (ii) terminate Employee employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Employee ‘s employment by the Company. Unless otherwise provided by this Section, all compensation and benefits paid by Company to Employee shall cease upon his last day of employment.

Section 3.7 Change in Control. In addition, notwithstanding the foregoing, in the event that Employee’s continuous status as an employee of the Company is terminated by the Company without Cause or Employee terminates the employment with the Company for Good Reason, in either case upon or within twelve (12) months after a Change in Control (“CoC”) as defined below then, subject to Employee’s execution of a standard release of claims in favor of the Company or its successor, (i) Employee shall receive the Salary for the duration of the Term, (ii) 100% of the total number of Restricted Shares Compensation shall immediately become vested and issuable, and (iii) Employee shall be entitled to the Bonus for the duration of the Term.

As used in this Agreement, “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the assets of the Company; or (iii) a liquidation of the Company.

ARTICLE IV.

RESTRICTIVE COVENANTS

Section 4.1 Confidentiality.

(a) Employee recognizes and acknowledges that Employee has had and will continue to have access to various trade secrets and/or proprietary information (collectively, the “Confidential Information”) concerning the Company. Employee acknowledges that the Confidential Information has been developed solely through the substantial efforts of the Company over a long period of time, and that such Confidential Information is valuable and unique and constitutes a trade secret of the Company.

(b) Employee agrees to keep all Confidential Information of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, company, corporation or other entity for any reason except as such disclosure may be required in connection with his employment hereunder. Employee further agrees not to use any Confidential Information for any purpose except on behalf of the Company.

(c) For purposes of this Agreement, “Confidential Information” shall mean any information, process or idea that is not generally known in the industry, that the Company considers confidential and/or that gives the Company a competitive advantage, including, without limitation: (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs, and price matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods of processes, financial data and the like. If Employee is unsure whether certain information or material is Confidential Information, Employee shall treat that information or material as confidential unless Employee is informed by the Company, in writing, to the contrary. “Confidential Information” shall not include any information which: (i) is or becomes publicly available through no act or failure of Employee; (ii) was or is rightfully learned by Employee from a source other than the Company before being received from the Company; (iii) becomes independently available to Employee as a matter of right from a third Party having lawful right to make such communication; or (iv) is developed by Employee independently of any Confidential Information.

(d) Employee further agrees that upon termination of his employment with the Company, for whatever reason, Employee will surrender to the Company all of the property, notes, manuals, reports, documents and other things in Employee’s possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

Section 4.2. Remedies. If the provisions of this Article are violated, or threatened to be violated, in whole or in part, the Company shall be entitled to a temporary restraining order or a preliminary injunction restraining or enjoining Employee from using or disclosing, in whole or in part, such Confidential Information, without prejudice to any other remedies the Company may have at law or in equity. If Employee violates this Article, Employee agrees that the Company would be irreparably harmed.

ARTICLE V.

CONDUCT

Section 5.1 No Derogatory Statements. Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its competitors or its management.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the Parties under it may not be assigned (except by operation of law and except that it may be assigned by the Company to an Affiliated Entity) and shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the Parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all Parties hereto.

Section 6.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the Parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 6.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 6.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier or by delivering the same in person to such Party.

(a) If to Employee, addressed to:

Fred Wagenhals

7681 E. Grey Road

Scottsdale, AZ 85260

(b) If to the Company, addressed to it at:

Ammo, Inc.

Attn: Fred Wagenhals

7681 E. Grey Road

Scottsdale, AZ 85260

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received , if earlier. Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

Section 6.6 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 6.7 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 6.8 Severability. In case any prov1s1on of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 6.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The Parties intend that representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.

Section 6.10 No Derogatory Statement. The Company shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Employee.

Section 6.11 Indemnification by the Company. The Company shall indemnify, defend and hold Employee harmless from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Company which contravene any applicable statute, rule, regulation or order of any jurisdiction, foreign or domestic.

Section 6.12 Headings. The headings used herein are for convenience only and do not limit the contents of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the day and year first above written.

AMMO, INC.

/s/ Robert Wiley
By:	Robert Wiley
Its:	Chief Financial Officer

EMPLOYEE

/s/ Fred Wagenhals
By:	Fred Wagenhals
Its:	Chief Employee Officer

Supplemental Information For

EMPLOYMENT AGREEMENT

Dated March 24, 2020

The following is a list of Exhibits to the above referenced Agreement, not attached herewith. Any omitted information will be furnished to the Securities and Exchange Commission upon request.

1. Exhibit “A” Roles And Responsibilities Chief Executive Officer For AMMO, INC. (the “Company”)

2. Exhibit “B” The Restricted Shares Compensation

3. Exhibit “C” Share Restrictions